Exhibit 4.1

AMENDED & RESTATED STANDSTILL AGREEMENT

This Amended & Restated Standstill Agreement (this “Agreement”) is made and entered into as of September 28, 2015 between Span-America Medical Systems, Inc., a South Carolina corporation (the “Company”), Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007 and as successor-in-interest to Jerry Zucker, deceased (the “Zucker Trustee”), Robert B. Johnston, a natural person residing on The Isle of Palms, South Carolina (“Johnston”) and The InterTech Group, Inc., a South Carolina corporation (“InterTech” and collectively with the Zucker Trustee and Johnston, the “InterTech Parties”) and amends and restates in its entirety that certain Standstill Agreement dated March 1, 2013 between the Company and the InterTech Parties (the “Original Standstill Agreement”).  The Company and the InterTech Parties are referred to herein as the “Parties” and each a “Party.”

WITNESSETH

WHEREAS, Mr. Johnston has resigned from the Company’s Board of Directors (the “Board”) pursuant to the resignation letter attached hereto as Exhibit A, as of the date hereof, the Zucker Trustee is selling to the Company an aggregate of 249,310 shares of Company’s no par value common stock (the “Company Common Stock”) and Johnston is selling to the Company 12,000 shares of Company Common Stock, which constitute all of the Company Common Stock Beneficially Owned by the Zucker Trustee and Johnston, all pursuant to a Stock Purchase Agreement of even date herewith by and among the Company, the Zucker Trustee and Johnston (the “Stock Purchase Agreement”), and no InterTech Party or any of their Affiliates or Associates Beneficially Owns any other shares of Company Common Stock; and

WHEREAS, the Company would not enter into the Stock Purchase Agreement unless the InterTech Parties amend and restate the Original Standstill Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein and in the Stock Purchase Agreement, the Parties hereto hereby agree to amend and restate the Original Standstill Agreement in its entirety to read in its entirety as set forth herein above and as follows:

ARTICLE 1: DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

(a)     “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (“Exchange Act”), as such rule may be amended from time to time or any replacement rule.

(b)     A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to have “Beneficial Ownership” of and to “Beneficially Own” any securities:

(i)     which such Person or any of such Person’s Affiliates or Associates is considered to be a “beneficial owner” under Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as amended from time to time or any replacement rule (the “Exchange Act Regulations”); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “Beneficially Own,” any securities under this subparagraph (i) as a result of an agreement, arrangement, or understanding to vote such securities if such agreement, arrangement, or understanding (A) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the Exchange Act Regulations, and (B) is not reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

(ii)     which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement, or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy or consent as described in the proviso to subparagraph (i) of this paragraph (b)) or disposing of such securities; or

(iii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that under this paragraph (b) a Person shall not be deemed the “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “Beneficially Own,” securities that may be issued upon exercise of the Rights or otherwise issued pursuant to the Rights Agreement; and further provided, however, that no decision reached, or action taken, by the Board or any committee thereof shall cause any Person (or any Affiliate or Associate of such Person) who is a member of the Board or such committee to be deemed, for the purposes of this Agreement, to be a Beneficial Owner of any securities Beneficially Owned by any other Person (or any Affiliate or Associate of such Person) who is a member of the Board or any committee thereof solely by reason of such membership on the Board or any committee thereof or participation in the decisions or actions thereof on the part of either or both of such Persons.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase, “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed the Beneficial Owner hereunder.

(c)     “Company Acquisition Transaction” shall mean (i) the commencement (within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act) of any tender offer or exchange offer involving any securities of the Company or any direct or indirect Subsidiary of the Company, (ii) the commencement by any party of a proxy contest with respect to the election of any directors of the Company, (iii) any purchase, sale, license, lease, exchange, transfer, disposition, or acquisition of any material portion of the business or assets of the Company or any direct or indirect Subsidiary of the Company (other than in the ordinary course of business), or (iv) any merger, consolidation, business combination, share exchange, reorganization, recapitalization, restructuring, liquidation, dissolution, winding-up or similar transaction or series of related transactions involving the Company or any direct or indirect Subsidiary of the Company.

(d)     “Group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act and Rule 13d-5 of the Exchange Act Regulations.

(e)     “InterTech Director” means Robert B. Johnston.

(f)     “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, group or other entity, and shall include any successor (by merger or otherwise) of such entity.

(g)     “Standstill Period” shall mean the period from the date of this Agreement until the first anniversary of the date of this Agreement.

(h)     “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

ARTICLE 2: STANDSTILL

2.1           Standstill Provisions.  Subject to Section 2.2, the InterTech Parties agree, on behalf of themselves and their respective Affiliates and Associates, that until the Standstill Period has expired, none of the Persons comprising the InterTech Parties will, or will permit or suffer any of their Affiliates or Associates to, in any manner, directly or indirectly:

(a)     subject to Section 2.2, acquire or retain any Beneficial Ownership of any securities of the Company or any securities of any Subsidiary or other Affiliate or Associate of the Company if such acquisition would result in the InterTech Parties and their respective Affiliates and Associates collectively Beneficially Owning 5.0% or more of the then outstanding Company Common Stock;

(b)      subject to Section 2.2, make, effect, initiate, cause or participate in, any Company Acquisition Transaction (other than one that has been approved by the Board);

(c)      make, effect, initiate, cause or participate in, any “solicitation” of “proxies” (as those terms are defined in Rule 14a-1 of the Exchange Act Regulations) or consents with respect to any securities of the Company; communicate with or seek to advise or influence any Person with respect to the voting of any Company Common Stock or other securities of the Company; or become a participant in any election contest with respect to the Company;

(d)     make, encourage or induce any other shareholder to make, or intentionally or significantly assist in any way any other shareholder in making, any shareholder proposal in respect of the Company, support or seek to advise or influence any other shareholder with respect to any shareholder proposal;

(e)     form or join in a partnership, limited partnership, syndicate or other Group with respect to the Company Common Stock or otherwise support or participate in any effort by a third party, with respect to the matters set forth in any of Sections 2.1(a), (b), (c) or (d) above, or deposit any Company Common Stock in a voting trust or subject any Company Common Stock to any voting agreement;

(f)     nominate or seek to nominate any person to the Board or seek to have called any meeting of the shareholders of the Company for any purpose or otherwise act, alone or in concert with others, to seek to control or influence the management, Board, or policies of the Company;

(g)     commence, prosecute or intentionally or significantly assist, or seek to cause others to commence, prosecute or intentionally or significantly assist, any legal action against the Board or the Company, either directly or derivatively, arising out of or in any way relating to the ownership or voting of Company Common Stock, governance of the Company and/or control of the Company;

(h)     initiate any communication with any customer or supplier of the Company or any of its Subsidiaries regarding matters relating to the Company or any of its Subsidiaries with a view towards interfering with or otherwise adversely affecting the relationship between the Company or any of its Subsidiaries and any such supplier or customer;

(i)     take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in this Section 2.1;

(j)      request or propose that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 2.1, including this subsection (j);

(k)     agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in any of subsections (a) through (j) of this Section 2.1 (where for the avoidance of doubt, for purposes of this Section 2.1, references to “subjections (a) through (j)” includes subsection (a) and subsection (j) and all subsections in between them);

(l)     assist, induce or encourage any other Person to take any action referred to in any of subsections (a) through (j) of this Section 2.1; or

(m)     enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in any of subsections (a) through (j) of this Section 2.1.

2.2           Permitted Tender Offers.

(a)      For purposes of this Section 2.2, “Offer” means a bona fide tender offer or exchange offer to acquire at least 50.01% of the outstanding shares of the Company Common Stock.

(b)     Notwithstanding any of the provisions of Section 2.1 above to the contrary, in the event that any Person or Group commences an Offer, then one or more of the InterTech Parties may commence and consummate a tender offer or exchange offer to acquire no less than the amount of shares subject to the Offer and up to 100% of the outstanding shares of the Company Common Stock (not already held by InterTech Parties).

ARTICLE 3: CONFIDENTIALITY

3.1          Definition of Confidential Information. For purposes hereof, “Confidential Information” means any non-public, confidential or proprietary information that the Company or its agents provides or has provided to the InterTech Director or Mrs. Zucker, including without limitation, any non-public, confidential or proprietary information that the InterTech Director obtained in his capacity as a director of the Company, whether oral, in writing or in any other medium and shall include both tangible and intangible information; provided, however, that Confidential Information shall not include information which (i) at the time of disclosure, is generally available to the public, (ii) after disclosure by the Company, becomes published or generally available to the public, other than through any act or omission on the part of Mrs. Zucker, the InterTech Director or any of their Affiliates or Associates, or (iii) was rightfully acquired by Mrs. Zucker, the InterTech Director or any of their Affiliates or Associates from third parties who themselves rightfully acquired such information and who did not themselves obtain the information under a confidentiality agreement or relationship of confidence with the Company.

3.2          Confidentiality Covenant. Mrs. Zucker and The InterTech Director each agree not to, and agree to cause their Affiliates and Associate not to (a) disclose any Confidential Information to any Person (other than each other) or (b) use any Confidential Information for any purpose other than in connection with the InterTech Director fulfilling his duties as a member of the Board prior to the date hereof. Mrs. Zucker and the InterTech Director will be liable for any breach of this Article 3 by any of their Affiliates and Associates.

ARTICLE 4: REPRESENTATIONS, WARRANTIES & OTHER COVENANTS

4.1           Of Each Party. Each Party hereto represents and warrants to the other as follows:

(a)     Authorization.  Such Party has the requisite power, authority and legal capacity to execute, deliver and perform and to consummate the transactions contemplated by this Agreement.  Such Party, if not a natural person, has taken all actions necessary for this Agreement to be duly authorized and executed and delivered on its behalf by its duly authorized officer. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except to the extent enforcement thereof may be limited by (i) applicable bankruptcy, reorganization, insolvency or moratorium laws, or other laws affecting the enforcement of creditors’ rights, (ii) general principles of equity or (iii) the discretion of any tribunal before with a dispute regarding enforcement may be arbitrated or adjudicated.

 (b)     No Consents.  No consent of any United States (federal, state, local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority or any other Person is required to be obtained by such Party in connection with the execution and delivery by such Party of this Agreement.

4.2           Of the InterTech Parties.

(a)     The InterTech Parties represent and warrant to the Company that as of the date hereof, prior to the effectiveness of the Stock Purchase Agreement, the Zucker Trustee is the holder of record of 249,310 shares of Company Common Stock, Johnston is the holder of record of 12,000 shares of Company Common Stock, and no InterTech Party or any of their Affiliates or Associates Beneficially Owns any other shares of Company Common Stock.

(b)     The InterTech Parties acknowledge and agree that the Company is entering into the Stock Purchase Agreement in reliance upon the InterTech Parties’ entry into this Agreement and that the Company would not have entered into the Stock Purchase Agreement but for the amendment and restatement of the Original Standstill Agreement as set forth herein.

ARTICLE 5: MISCELLANEOUS

5.1           Specific Enforcement.  Each Party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or threatened to be breached. It is accordingly agreed that the Parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin any breach or threatened breach of any of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they may be entitled at law or in equity. Each Party hereby in advance agrees that the other Parties shall be entitled, upon a breach or threatened breach of this Agreement to the granting of injunctive relief without proof of actual damages. Each Party hereto further agrees to waive any requirement for the security or posting of any bond in connection with any request for specific performance, injunctive relief or any other equitable remedy.

5.2           Further Assurances.  The InterTech Parties shall use their reasonable efforts to cause their respective Affiliates and Associates to comply in all respects with the provisions of this Agreement applicable to the InterTech Parties to the same extent as if such Affiliates and Associates were original parties hereto.

5.3          Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered at the address designated below, (b) when transmitted by facsimile or other electronic means, such as electronic mail, on a business day during normal business hours where such notice is to be received at the number or Email address designated below (with a confirming copy sent by overnight courier), (c) on the business day of delivery when sent by fully paid overnight courier, or (d) on the business day that is three (3) business days following the date of mailing by certified mail, postage prepaid, addressed to such address, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:	Span-America Medical Systems, Inc.

P.O. Box 5231 (zip code 29606)

70 Commerce Center

Greenville, SC 29615

Attention: James D. Ferguson, President & CEO

Fax: (864) 288-8692

jferguson@spanamerica.com

With a copy to:	Wyche, P.A.

44 E. Camperdown Way

Greenville, SC 29601

Attention: Eric K. Graben, Esq.

Fax: (864) 235-8900

egraben@wyche.com

If to an InterTech Party:	Anita G. Zucker, Trustee of The Jerry Zucker Irrevocable Trust

The InterTech Group, Inc.

P.O. Box 5205

4838 Jenkins Avenue

North Charleston, SC 29405

Attention: Robert B. Johnston

Fax: (843) 747-4092

johnstonr@intertechsc.com

With a copy to:	The InterTech Group, Inc.

P.O. Box 5205

4838 Jenkins Avenue

North Charleston, SC 29405

Attention: Michael Bender, Esq., Corporate Counsel

Fax: (843) 747-4092

benderm@intertechsc.com

Any Party hereto may from time to time change its address for notices under this Section 5.3 by giving written notice of such changed address to the other Parties hereto.

5.4           Entire Agreement; Amendments.  This Agreement and the Stock Purchase Agreement contain the entire understanding of the Parties with respect to the matters covered hereby.  This Agreement may be amended only in writing executed by the Parties hereto.  The Parties hereto may amend this Agreement without notice to or the consent of any third party, including any Affiliate or Associate of the InterTech Parties.

5.5           Severability.  If any term, proviso, covenant, or restriction of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect.

5.6          Waivers.  No waiver by any Party of any default with respect to any provision, condition, or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement of this Agreement; nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

5.7           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

5.8         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and legal representatives.  No Party shall assign this Agreement or any rights hereunder without the prior written consent of the other Parties (which consent may be withheld for any reason in the sole discretion of the Party from whom consent is sought).

5.9           No Third Party Beneficiaries.  This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person.

5.10        Governing Law; Venue. All disputes, claims, or controversies arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of South Carolina without regard to its rules of conflict of laws. Each of the Parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state and federal courts sitting in the County of Richland, State of South Carolina, for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in any inconvenient forum.

5.11        Termination of Prior Agreement. The Parties hereto hereby agree that the Agreement dated December 17, 2003 by and between Jerry Zucker (deceased), the predecessor of the Zucker Trustee, Johnston and the Company was terminated by the Original Agreement and is of no further force or effect. The Zucker Trustee, by her signature below, hereby represents and warrants that she is the successor-in-interest to Jerry Zucker and had full power and authority to terminate the Prior Agreement on his behalf.

5.11         Counterparts.  This Agreement may be executed in multiple counterparts (including by facsimile or electronic transmission), each of which may bear the signature(s) of one or more of the Parties and each of which shall constitute an original but all of which together shall constitute one and the same instrument.  A copy of this Agreement bearing a photostatic, facsimile, PDF or other copy of the signature of a Party shall be as valid for all purposes as a copy bearing that Party’s original signature.

Signatures on following page.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement or caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

Span-America Medical Systems, Inc.

By:	/s/ James D. Ferguson
James D. Ferguson
President & Chief Executive Officer

/s/ Anita G. Zucker
Anita G. Zucker, as Trustee of The Jerry Zucker Revocable Trust dated March 20, 2007

The InterTech Group, Inc.

By:	/s/ Anita G. Zucker
Anita G. Zucker
Chairperson & Chief Executive Officer

/s/ Robert B. Johnston
Robert B. Johnston

Signature page to A&R Standstill Agreement.

Exhibit A

Robert B. Johnston Resignation Letter

September 28, 2015

The Board of Directors

Span-America Medical Systems, Inc.

70 Commerce Center

Greenville, SC 29615

Gentlemen,

I hereby resign from all positions I hold with Span-America Medical Systems, Inc. and any of its subsidiaries, including without limitation my position as a director of Span-America Medical Systems, Inc., effective as of the date set forth above.

                              Sincerely,

                              /s/ Robert B. Johnston

                             Robert B. Johnston